Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 6:

We consent to the use of our report dated October 18, 2019, with respect to the financial statements and financial highlights of PGIM California Muni Income Fund, a series of Prudential Investment Portfolios 6, as of August 31, 2019, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

October 28, 2019